EXHIBIT 99.1

First Cash Reports Third Quarter EPS of $0.59, Up 37%; Raises 2011 Earnings Guidance and Announces Indiana Acquisition

ARLINGTON, Texas, Oct. 19, 2011 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced record-setting revenue, net income and earnings per share for the three months ended September 30, 2011. Diluted earnings per share from continuing operations for the third quarter of 2011 were $0.59, an increase of 37% over the prior-year third quarter. Based on the strength of these results, the Company increased its full year 2011 earnings per share guidance to a range of $2.23 to $2.25. This represents an increase of $0.05 per share over the top end of the previous guidance of $2.16 to $2.20 per share. In addition, the Company announced an agreement to acquire a five-store chain of U.S. pawn stores located in the state of Indiana and raised its estimate for 2011 store additions by five stores to an updated forecast of 85 to 90 total store additions.

Earnings Highlights

  Diluted earnings per share from continuing operations were $0.59 for the third quarter of 2011, an increase of 37%, compared to $0.43 in the third quarter of 2010.

  Net income from continuing operations in the third quarter was $18.3 million, which increased 38% over the prior-year quarter.

  Year-to-date earnings per share from continuing operations increased 43% for the nine months ended September 30, 2011, to $1.56, as compared to the prior year.

  Net income from continuing operations for the nine-month period ended September 30, 2011 increased 47% to $49.4 million, and for the trailing twelve months increased 46% to $67.1 million.

Revenue Highlights

  Consolidated third quarter revenue increased by 26% over the prior-year quarter, while year-to-date revenue increased 27%. Revenue for the trailing twelve months totaled $502 million, a 24% increase over the prior year.

  Same-store revenue increased 17% for both the third quarter and year-to-date periods. By country, same-store sales increased in the current quarter by 20% in Mexico and 13% in the United States, due to the continued maturation of newer stores in Mexico and strong same-store sales in mature U.S. pawn stores.

  Revenue continued to be diversified by market, with 54% of third quarter revenue being generated by international operations in Mexico and 46% derived from domestic operations. Revenue from the Company's operations in Mexico increased by 32% over the prior-year quarter, reflecting strong same-store sales growth and the addition of 68 new stores in the past twelve months.  U.S. pawn revenues increased by 26% in the third quarter, also the result of strong same-store revenue growth and contributions from 20 new pawn stores added in the last year.

  On a product-line basis, third quarter merchandise sales increased by 33% over the prior-year quarter and comprised 66% of total revenues, while revenue from pawn fees increased 20% and comprised 24% of revenue. The store-front retail component of merchandise sales improved by 28% overall for the quarter, led by 36% growth of retail sales in Mexico. Wholesale scrap jewelry revenues during the third quarter were up 44%, helped in part by a 26% increase in the average selling price for gold of $1,540 per ounce in the third quarter, compared to $1,224 per ounce in the prior-year quarter.

Key Profitability Metrics

  The consolidated net operating margin (pre-tax income) for the trailing twelve months ended September 30, 2011 was 21%, compared to 18% for the comparable prior-year period. This is a record operating margin for the Company for any twelve month period and reflects strong revenue growth coupled with further leveraging of operating expenses.

  Store-level operating profit margins were also at record levels, achieving 30% for the trailing twelve months ended September 30, 2011, compared to 28% in the prior trailing twelve month period.

  The Company's return on equity for the trailing twelve months was 22%, while its return on assets was 19%. This compares to returns of 19% and 16% in the respective prior-year periods.

  The growth in pawn receivables of 13% (on a constant currency basis), was partially affected during the third quarter by limiting increases of loan-to-value ratios on gold items and lowering loan-to-value ratios on certain electronic items. The Company continually adjusts loan-to-value ratios based on inventory levels, projected retail demand and target margins. On a regional basis, trends in cross-border traffic patterns along the Texas/Mexico border indicated a net migration of customer demand from the Company's large base of stores in Northern Mexico into its significant store base in South Texas. As a result, loan balance decreases in Northern Mexico during the third quarter were offset by stronger than expected loan growth in South Texas.

  The gross margin on retail merchandise sales was 41% for the third quarter and 40% year-to-date, while the margin on wholesale scrap jewelry was 37% for the third quarter and 34% year-to-date. The comparative prior year-to-date margin for retail sales was 42% and for scrap sales was 34%.

  Aged inventories, defined as items held in inventory for more than a year, represented 2% of total inventories at September 30, 2011, and was consistent with the prior year. Inventory turns were approximately 3.9 times over the past twelve months.

New Store Openings & Acquisitions

  A total of 21 pawn stores were added during the third quarter of 2011, bringing the year-to-date total to 69 additions.  Over the past twelve months, a total of 88 stores have been opened or acquired. As of September 30, 2011, the Company operated a total of 667 stores, of which 557 were pawn stores.

  Pawn store openings in the third quarter included 19 de novo stores in Mexico, while year-to-date, a total of 56 Mexico stores have been added.  As of September 30, 2011, First Cash had 442 stores in Mexico, of which 389 are large format, full-service stores. The Company has increased the number of large format pawn stores in Mexico by 21% over the past twelve months.

  The Company increased the number of U.S. pawn locations by two stores in the third quarter of 2011 and by 13 stores year-to-date. There are now 124 large format pawn stores in the U.S., representing a 19% increase over the comparable store count one year ago.

  In October, the Company signed an agreement to acquire a chain of five retail pawn locations in Indianapolis, Indiana. Combined with a previous acquisition in this market earlier in 2011, the Company will have a total of nine stores in Indiana. The cash purchase price for the five stores is approximately $4.0 million and the Company expects to close on the transaction during the fourth quarter of 2011.

Financial Position & Liquidity

  EBITDA from continuing operations for the trailing twelve months increased 38% over the comparable prior twelve-month period, totaling $115 million. The EBITDA margin was 23% for the trailing twelve months, compared to 21% for the prior twelve-month period. EBITDA is defined in the detailed reconciliation of this non-GAAP financial measure provided elsewhere in this release.

  Free cash flow for the trailing twelve months was $33.9 million. During this period, the Company utilized operating cash flows to invest $26.5 million in capital expenditures, repurchased $55.3 million of Company stock, grew net customer loans by $5.8 million, increased inventories by $10.9 million, reduced debt by $532,000 and paid $4.0 million for pawn store acquisitions.

  In August 2011, the Company completed a share buyback authorization to repurchase 3,000,000 shares of its common stock. Since the commencement of the program in November 2007, First Cash repurchased the shares at an average cost of $24.10 per share. In 2011, First Cash repurchased 1,359,581 shares at an average price of $40.68 per share to complete the repurchase program. The 2011 repurchases, which totaled $55,308,000, were funded through operating cash flows and existing cash balances; no debt was incurred to fund the repurchases.

  Cash balances increased to $48 million at September 30, 2011, compared to $33 million at the same point last year. The Company had no amounts outstanding on its $25 million unsecured revolving credit facility and only $1.5 million of other interest-bearing debt is currently outstanding.

  On a twelve-month-over-twelve-month basis, total shareholder equity increased by 14% and total assets increased by 13%. The ratio of total liabilities to stockholders' equity was 0.2 to 1.

Fiscal 2011 Outlook

  The Company is increasing its fiscal 2011 guidance for diluted earnings per share from continuing operations to a range of $2.23 to $2.25, compared to the previous guidance of $2.16 to $2.20 per share. The guidance represents 35% to 36% projected earnings growth over fiscal 2010 earnings of $1.65 per share.

  With the addition of 69 stores in the first nine months of 2011 and the announced fourth quarter Indiana acquisition, the Company now expects to add 85 to 90 stores for the full year, of which approximately 70 are projected to be in Mexico. The previous estimate was 80 to 85 store additions. At the top end of the updated 2011 estimate, this represents a 29% increase over total store additions for 2010. All of the anticipated 2011 store openings will be pawn stores.

  The weakening of the Mexican peso during the latter half of the third quarter had minimal impact on net earnings for the third quarter and year-to-date periods. The Company's earnings guidance for the remainder of 2011 assumes an exchange rate of approximately 13.5 to 1, compared to the year-to-date rate of 12.0 to 1, which reduced earnings per share guidance by approximately $0.02 for the fourth quarter.

  The Company has forward sales agreements for most of its expected fourth quarter scrap gold sales at an average selling price of $1,607 per ounce, compared to an average of $1,540 per ounce in the third quarter of 2011.

  The majority of 2011 revenues will be derived from pawn operations, with only 9% to 10% of revenues expected to be from U.S. consumer loan and credit services operations.

Commentary & Analysis

Mr. Rick Wessel, First Cash's Chief Executive Officer, commented on the Company's third quarter results, "We are again very pleased with our operating results as demonstrated by both record revenue and earnings, which resulted in us again raising earnings guidance for 2011. As we begin the fourth quarter, the Company continues to see strength from its existing pawn operations, coupled with expectations for future revenue and earnings growth from its significant pipeline of new store additions in 2011."

"During the third quarter, revenue growth in both the U.S. and Mexico continued to reflect strong customer traffic patterns across all of the Company's markets. Our merchandise sales and margins were especially strong during the quarter, and at the same time our lending products keep us well positioned to provide needed credit to the growing number of consumers who are not effectively served by traditional bank and credit card lenders.  Our geographic diversification continues to serve us well, as demonstrated by the ongoing dynamics of the U.S./Mexico border markets, where we are able to capture traffic and demand on either side of the border."

During the first nine months of 2011, the Company added 69 new pawn locations, compared to 51 openings in the first nine months of last year. Mr. Wessel noted, "We have demonstrated our ability to execute a meaningful, pawn-focused growth strategy through de novo store openings and strategic acquisitions. We are pleased to announce the acquisition of five additional stores in Indianapolis. We previously entered this market in the first quarter of 2011 with the acquisition of four stores and their results to date have exceeded our expectations. This latest acquisition fits well with the existing Indiana footprint and provides critical mass for achieving long-term success in this market."

"The significant investment in acquisitions and new stores continues to be funded through operating cash flows, and we have increased earnings growth despite the additional expense from the accelerated store additions. While we estimate that the increased pace of store openings in 2011 created approximately $0.02 per share of additional earnings drag in the first nine months of 2011, the increased expense was more than offset by strong earnings in our existing stores. Most importantly though, we believe that the expected contributions from the new stores added in 2011 will further drive revenue and earnings growth in future periods."

Mr. Wessel further commented on the Company's growth strategy, noting that, "The most significant long-term driver of revenue and earnings growth for the Company continues to be in Mexico, where First Cash now has 442 locations and is the clear market leader in the large, full-service pawn store format.  Our new stores continue to track revenue and loan growth at or above our historical results. The Company's significant market position and substantial operating scale provide large and sustainable competitive advantages."

The Company's balance sheet and cash flows continue to be strong. Even with the funding for the significant growth in pawn loans and store additions, the Company utilized excess cash flows to repurchase over $55 million of its stock this year. Net of the buybacks, the Company still has over $48 million of cash on hand at September 30, 2011.

In summary, Mr. Wessel said, "We believe that First Cash remains well-positioned to deliver continued profitability and earnings growth.  Our business model has proven to be profitable across business cycles and our operating cash flows should continue to support growth through accelerating store expansion and acquisition activity. In addition, our significant liquidity provides us tremendous strategic flexibility, including the ability to further invest in growth. We are optimistic about our future and remain committed to increasing shareholder value."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity, cash flow, consumer demand for the Company's products and services, future share repurchases and the impact thereof, completion of disposition transactions and expected gains from the sale of such operations, earnings from acquisitions, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company's existing bank line of credit, credit losses, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting consumer loan businesses, credit services organizations and pawn businesses (in both the United States and Mexico), changes in import/export regulations and tariffs or duties, changes in anti-money laundering regulations, unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's 2010 Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading international specialty retailer and provider of consumer financial services. Its 557 retail pawn locations buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small customer loans secured by pledged personal property. The Company's 110 consumer loan locations provide various combinations of financial services products, including consumer loans, check cashing, and credit services. In total, the Company owns and operates 667 stores in eight U.S. states and 22 states in Mexico.

First Cash was named by Fortune Magazine as one of America's 100 fastest growing companies for 2011. First Cash is also a component company in both the Standard & Poor's SmallCap 600 Index® and the Russell 2000 Index®. First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

STORE COUNT ACTIVITY

The following table details store openings and closings for the three months ended September 30, 2011:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
United States:
Total locations, beginning of period	121	25	77	223
New locations opened or acquired	2	--	--	2
Store format conversions	1	--	(1)	--
Total locations, end of period	124	25	76	225

Mexico:
Total locations, beginning of period	370	20	33	423
New locations opened or acquired	19	--	--	19
Store format conversions	--	(1)	1	--
Total locations, end of period	389	19	34	442

Total:
Total locations, beginning of period	491	45	110	646
New locations opened or acquired	21	--	--	21
Store format conversions	1	(1)	--	--
Total locations, end of period	513	44	110	667

(1)     The large format locations include retail showrooms and accept a broad array of pawn collateral including jewelry, electronics, appliances, tools and other consumer hard goods. At September 30, 2011, 77 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2)     The small format locations typically have limited retail operations and accept primarily jewelry and small electronic items as pawn collateral. At September 30, 2011, all of the Texas and Mexico small format pawn stores also offered consumer loans or credit services products.

(3)     The U.S. consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. In addition to stores shown on this chart, First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores in the state of Texas.

The following table details store openings and closings for the nine months ended September 30, 2011:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
United States:
Total locations, beginning of period	111	24	91	226
New locations opened or acquired	12	1	--	13
Store format conversions	1	--	(1)	--
Locations closed or consolidated	--	--	(4)	(4)
Discontinued operations	--	--	(10)	(10)
Total locations, end of period	124	25	76	225

Mexico:
Total locations, beginning of period	333	20	33	386
New locations opened or acquired	56	--	--	56
Store format conversions	--	(1)	1	--
Total locations, end of period	389	19	34	442

Total:
Total locations, beginning of period	444	44	124	612
New locations opened or acquired	68	1	--	69
Store format conversions	1	(1)	--	--
Locations closed or consolidated	--	--	(4)	(4)
Discontinued operations	--	--	(10)	(10)
Total locations, end of period	513	44	110	667

(1)     The large format locations include retail showrooms and accept a broad array of pawn collateral including jewelry, electronics, appliances, tools and other consumer hard goods. At September 30, 2011, 77 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2)     The small format locations typically have limited retail operations and accept primarily jewelry and small electronic items as pawn collateral. At September 30, 2011, all of the Texas and Mexico small format pawn stores also offered consumer loans or credit services products.

(3)     The U.S. consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. In addition to stores shown on this chart, First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands, except per share amounts)
Revenue:
Merchandise sales	$ 87,802	$ 65,937	$ 243,465	$ 186,309
Pawn loan fees	31,741	26,378	91,277	72,718
Consumer loan and credit services fees	13,559	13,535	39,193	35,961
Other revenue	247	233	833	768
Total revenue	133,349	106,083	374,768	295,756

Cost of revenue:
Cost of goods sold	53,169	38,993	150,290	112,543
Consumer loan and credit services loss provision	4,093	4,384	9,066	9,530
Other cost of revenue	57	39	155	121
Total cost of revenue	57,319	43,416	159,511	122,194

Net revenue	76,030	62,667	215,257	173,562

Expenses and other income:
Store operating expenses	33,538	29,375	97,034	83,887
Administrative expenses	11,550	10,296	34,053	29,224
Depreciation and amortization	2,825	2,505	8,293	7,587
Interest expense	39	74	105	347
Interest income	(56)	(22)	(221)	(45)
Total expenses and other income	47,896	42,228	139,264	121,000

Income from continuing operations before income taxes	28,134	20,439	75,993	52,562

Provision for income taxes	9,850	7,209	26,600	18,940

Income from continuing operations	18,284	13,230	49,393	33,622

Income from discontinued operations, net of tax	149	1,007	6,934	4,480
Net income	$ 18,433	$ 14,237	$ 56,327	$ 38,102

Basic income per share:
Income from continuing operations (basic)	$ 0.60	$ 0.44	$ 1.60	$ 1.12
Income from discontinued operations (basic)	--	0.03	0.22	0.15
Net income per basic share	$ 0.60	$ 0.47	$ 1.82	$ 1.27

Diluted income per share:
Income from continuing operations (diluted)	$ 0.59	$ 0.43	$ 1.56	$ 1.09
Income from discontinued operations (diluted)	--	0.03	0.22	0.14
Net income per diluted share	$ 0.59	$ 0.46	$ 1.78	$ 1.23

Weighted average shares outstanding:
Basic	30,348	30,253	30,915	30,118
Diluted	31,195	31,041	31,713	30,855

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,		December 31,
	2011	2010	2010
	(in thousands)
ASSETS

Cash and cash equivalents	$ 48,410	$ 32,694	$ 67,240
Pawn loan fees and service charges receivable	11,472	10,713	10,446
Pawn loans	77,973	72,012	70,488
Consumer loans, net	929	1,041	995
Inventories	54,916	44,018	47,406
Other current assets	6,745	8,239	8,423
Total current assets	200,445	168,717	204,998

Property and equipment, net	68,620	55,653	58,425
Goodwill, net	69,404	68,409	68,595
Other non-current assets	2,804	2,530	2,668
Non-current assets of discontinued operations	--	7,760	7,760
Total assets	$ 341,273	$ 303,069	$ 342,446

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of notes payable	$ 487	$ 458	$ 465
Accounts payable and accrued liabilities	31,140	27,327	27,730
Income taxes payable and deferred taxes payable	7,280	6,617	6,427
Total current liabilities	38,907	34,402	34,622

Notes payable, net of current portion	1,018	1,505	1,386
Deferred income tax liabilities	5,461	6,822	8,434
Total liabilities	45,386	42,729	44,442

Stockholders' equity	295,887	260,340	298,004
Total liabilities and stockholders' equity	$ 341,273	$ 303,069	$ 342,446

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended September 30, 2011, as compared to the three months ended September 30, 2010 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	September 30,				Constant Currency
	2011	2010	Increase/(Decrease)		Basis
United States revenue:
Retail merchandise sales	$ 20,000	$ 17,199	$ 2,801	16%	16%
Scrap jewelry sales	15,661	10,891	4,770	44%	44%
Pawn loan fees	13,452	11,022	2,430	22%	22%
Credit services fees	12,336	12,341	(5)	--	--
Consumer loan fees	32	24	8	33%	33%
Other revenue	247	232	15	6%	6%
	61,728	51,709	10,019	19%	19%

Mexico revenue:
Retail merchandise sales	38,157	28,135	10,022	36%	30%
Scrap jewelry sales	13,984	9,712	4,272	44%	44%
Pawn loan fees	18,289	15,356	2,933	19%	14%
Consumer loan fees	1,191	1,170	21	2%	(2)%
Other revenue	--	1	(1)	(100)%	(100)%
	71,621	54,374	17,247	32%	27%

Total revenue:
Retail merchandise sales	58,157	45,334	12,823	28%	25%
Scrap jewelry sales	29,645	20,603	9,042	44%	44%
Pawn loan fees	31,741	26,378	5,363	20%	18%
Credit services fees	12,336	12,341	(5)	--	--
Consumer loan fees	1,223	1,194	29	2%	(2)%
Other revenue	247	233	14	6%	6%
	$ 133,349	$ 106,083	$ 27,266	26%	23%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the nine months ended September 30, 2011, as compared to the nine months ended September 30, 2010 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Nine Months Ended				Increase/(Decrease)
	September 30,				Constant Currency
	2011	2010	Increase/(Decrease)		Basis
United States revenue:
Retail merchandise sales	$ 59,182	$ 51,037	$ 8,145	16%	16%
Scrap jewelry sales	39,987	29,296	10,691	36%	36%
Pawn loan fees	37,853	31,596	6,257	20%	20%
Credit services fees	35,373	32,434	2,939	9%	9%
Consumer loan fees	159	162	(3)	(2)%	(2)%
Other revenue	831	756	75	10%	10%
	173,385	145,281	28,104	19%	19%

Mexico revenue:
Retail merchandise sales	109,420	76,811	32,609	42%	35%
Scrap jewelry sales	34,876	29,165	5,711	20%	20%
Pawn loan fees	53,424	41,122	12,302	30%	23%
Consumer loan fees	3,661	3,365	296	9%	3%
Other revenue	2	12	(10)	(83)%	(84)%
	201,383	150,475	50,908	34%	28%

Total revenue:
Retail merchandise sales	168,602	127,848	40,754	32%	27%
Scrap jewelry sales	74,863	58,461	16,402	28%	28%
Pawn loan fees	91,277	72,718	18,559	26%	22%
Credit services fees	35,373	32,434	2,939	9%	9%
Consumer loan fees	3,820	3,527	293	8%	3%
Other revenue	833	768	65	8%	8%
	$ 374,768	$ 295,756	$ 79,012	27%	24%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active CSO credit extensions from an independent third-party lender as of September 30, 2011, as compared to September 30, 2010 (in thousands).  Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate, which is more fully described elsewhere in this release.

	Balance at				Increase/(Decrease)
	September 30,				Constant Currency
	2011	2010	Increase/(Decrease)		Basis
United States:
Pawn loans	$ 38,791	$ 32,665	$ 6,126	19%	19%
CSO credit extensions held by independent third-party (1)	12,763	12,446	317	3%	3%
Other	41	36	5	14%	14%
	51,595	45,147	6,448	14%	14%

Mexico:
Pawn loans	39,182	39,347	(165)	--	7%
Other	888	1,005	(117)	(12)%	(5)%
	40,070	40,352	(282)	(1)%	7%

Total:
Pawn loans	77,973	72,012	5,961	8%	13%
CSO credit extensions held by independent third-party (1)	12,763	12,446	317	3%	3%
Other	929	1,041	(112)	(11)%	(4)%
	$ 91,665	$ 85,499	$ 6,166	7%	11%

Pawn inventories:
U.S. pawn inventories	$ 23,149	$ 17,527	$ 5,622	32%	32%
Mexico pawn inventories	31,767	26,491	5,276	20%	29%
	$ 54,916	$ 44,018	$ 10,898	25%	30%

(1)     CSO amounts are comprised of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the loans.

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA and constant currency results, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow, EBITDA and constant currency results are significant components in understanding and assessing the Company's financial performance. Since free cash flow, EBITDA and constant currency results are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow, EBITDA and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow, EBITDA and constant currency results should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Earnings Before Interest, Taxes, Depreciation and Amortization

EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. The following table provides a reconciliation of income from continuing operations to EBITDA (in thousands):

	Trailing Twelve Months Ended
	September 30,
	2011	2010

Income from continuing operations	$ 67,145	$ 45,875
Adjustments:
Income taxes	36,328	26,552
Depreciation and amortization	11,157	10,249
Interest expense	149	510
Interest income	(273)	(52)
Earnings from continuing operations before interest, taxes, depreciation and amortization	$ 114,506	$ 83,134

EBITDA margin calculated as follows:
Total revenue from continuing operations	$ 502,274	$ 403,909
Earnings from continuing operations before interest, taxes, depreciation and amortization	114,506	83,134
EBITDA as a percentage of revenue	23%	21%

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from pawn and consumer loans. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity. The following table reconciles "net cash flow from operating activities" to "free cash flow" (in thousands):

	Trailing Twelve Months Ended
	September 30,
	2011	2010
Cash flow from operating activities, including discontinued operations	$ 78,505	$ 85,747
Cash flow from investing activities:
Pawn and consumer loans	(18,113)	(13,157)
Purchases of property and equipment	(26,540)	(17,767)
Free cash flow	$ 33,852	$ 54,823

Constant Currency

Certain performance metrics discussed in this release are presented on a "constant currency" basis, which may be considered a non-GAAP financial measurement of financial performance under GAAP. The Company's management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted primarily in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior-year period (September 30, 2010) of 12.5 to 1 was used, compared to the current end of period (September 30, 2011) exchange rate of 13.5 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended September 30, 2010 was 12.8 to 1, compared to the current-quarter rate of 12.3 to 1. The average exchange rate for the prior-year nine-month period ended September 30, 2010 was 12.7 to 1, compared to the current year-to-date rate of 12.0 to 1.

CONTACT:  Rick Wessel, Chairman and Chief Executive Officer
          Doug Orr, Executive Vice President and Chief Financial Officer
          Phone:   (817) 505-3199
          Email:   investorrelations@firstcash.com
          Website: www.firstcash.com